Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

Westlake Third Quarter Earnings Up 8%

Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended September 30, 2011 of $67.9 million, or $1.01 per diluted share, on sales of $968.4 million. This represents an increase in net income of $5.2 million from the quarter ended September 30, 2010 net income of $62.7 million, or $0.95 per diluted share, on sales of $779.7 million. Sales for the third quarter of 2011 increased $188.7 million compared to the third quarter of 2010 driven primarily by higher sales prices for all of the Company’s major products, partially offset by lower building products sales volume. Income from operations was $117.3 million for the third quarter of 2011 as compared to $107.3 million for the third quarter of 2010. Income from operations benefited primarily from higher PVC resin, PVC pipe and caustic margins, which was partially offset by lower olefins integrated product margins.

Third quarter 2011 earnings of $67.9 million, or $1.01 per diluted share, on sales of $968.4 million were lower than the earnings of $81.0 million, or $1.21 per diluted share, on sales of $925.0 million, reported by the Company in the second quarter of 2011. Third quarter 2011 income from operations of $117.3 million decreased $21.1 million compared to income from operations in the second quarter of 2011 of $138.4 million. The decrease in income from operations was primarily due to lower olefins integrated product margins resulting from lower sales prices for polyethylene and higher feedstock costs, partially offset by improved Vinyls segment earnings.

Albert Chao, President and Chief Executive Officer, said, “As we celebrate Westlake’s 25th anniversary, we are pleased to report year to date earnings have already exceeded the highest full-year earnings in the Company’s history. Vinyls margins have improved over last year as a result of higher prices for PVC resin and PVC pipe and improved export demand for PVC resin. Our natural gas-based ethylene production continues to have a cost advantage over naphtha-based feedstock, which has benefited both our Vinyls and Olefins segments. We believe the benefits of North American shale gas production will keep North American natural gas-based ethylene producers globally competitive for many years to come.”

Net income for the nine months ended September 30, 2011 was $232.5 million, or $3.48 per diluted share, on net sales of $2,760.7 million. This represents an increase in net income of $95.2 million, or $1.41 per diluted share, from the nine months ended September 30, 2010 net income of $137.3 million, or $2.07 per diluted share. Net sales for the first nine months of 2011 increased $384.3 million compared to the first nine months of 2010 net sales of $2,376.4 million mainly due to higher sales prices for all our major products and higher sales volume for PVC resin, partially offset by lower building products sales volume. Income from operations was $396.3 million for the nine months ended September 30, 2011 as compared to $241.3 million for the nine months ended September 30, 2010. Income from operations for the nine months ended September 30, 2011 benefited primarily from improved olefins integrated product margins, higher PVC resin and PVC pipe sales prices, higher PVC resin sales volume and improved caustic margins compared to the prior year period, partially offset by higher feedstock costs. The nine months ended September 30, 2011 were negatively impacted by the lost production, lost sales and higher operating costs associated with four separate events: an unscheduled outage at one of our ethylene units in Lake Charles, Louisiana, the turnaround of our Calvert City, Kentucky facility, a fire at a third party storage facility in Mont Belvieu, Texas and the closure of our Springfield, Kentucky PVC pipe production facility. The nine months ended September 30, 2010 were negatively impacted by an unscheduled outage at one of our ethylene units in Lake Charles caused by freezing temperatures.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $151.6 million for the third quarter of 2011 increased $11.4 million compared to $140.2 million in the third quarter of 2010. EBITDA for the third quarter of 2011 decreased $21.2 million compared to EBITDA of $172.8 million in the second quarter of 2011. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Net cash provided by operating activities was $244.4 million in the first nine months of 2011. Capital expenditures for the first nine months of 2011 were $111.8 million. At September 30, 2011, we had cash balances of $875.7 million including $116.7 million of restricted cash, and our long-term debt was $764.5 million. The restricted cash is designated for qualifying amounts spent for certain capital additions in Louisiana.

OLEFINS SEGMENT

Income from operations for the Olefins segment decreased by $30.7 million to $105.4 million in the third quarter of 2011 from the $136.1 million reported in the third quarter of 2010. This decrease was mainly attributable to higher feedstock costs that outpaced sales price increases, lower polyethylene sales volumes and lower operating rates. The lower operating rates were primarily due to reduced polyethylene export demand.

Income from operations in the third quarter of 2011 for the Olefins segment of $105.4 million decreased $27.4 million from the $132.8 million reported in the second quarter of 2011. This decrease was primarily due to lower olefins integrated product margins largely due to lower polyethylene sales prices and higher feedstock costs.

Income from operations in the first nine months of 2011 for the Olefins segment was $383.4 million, an increase of $77.9 million from the $305.5 million in the first nine months of 2010. This increase was mainly attributable to higher polyethylene sales prices, which were only partially offset by higher feedstock costs as compared to the prior year period. The nine months ended September 30, 2011 were negatively impacted by the unscheduled Lake Charles outage and the fire at a third-party storage facility at Mont Belvieu. The first nine months of 2010 were negatively impacted by the unscheduled outage at one of our ethylene units in Lake Charles caused by freezing temperatures.

VINYLS SEGMENT

The Vinyls segment reported income from operations of $16.1 million in the third quarter of 2011 compared to a loss from operations of $24.2 million in the third quarter of 2010, an improvement of $40.3 million. This improvement was primarily due to higher PVC resin, PVC pipe and caustic margins and higher PVC resin sales volume as compared to the prior year period. PVC resin and PVC pipe margins benefited from an increase in product prices driven mainly by strong PVC resin export demand. While operating results for the third quarter of 2011 improved compared to the third quarter of 2010, our Vinyls segment continued to be negatively impacted by weakness in the U.S. construction markets.

Income from operations for the Vinyls segment of $16.1 million in the third quarter of 2011 increased $5.8 million as compared to income from operations of $10.3 million in the second quarter of 2011. The increase was primarily the result of the negative impact of the turnaround at our Calvert City facility and the closure of a PVC pipe facility in the second quarter of 2011 and higher caustic volumes and prices in the third quarter of 2011.

Income from operations for the Vinyls segment improved by $73.6 million to $23.6 million in the nine months ended September 30, 2011 as compared to a loss from operations of $50.0 million in the nine months ended September 30, 2010. This improvement was primarily attributable to improved PVC resin, PVC pipe and caustic margins and higher PVC resin sales volume as compared to the prior year period. PVC resin sales volume and product pricing during the nine months ended September 30, 2011 benefited from a strong export market. The improvement in operating results was partially offset by the negative impact of the turnaround and the PVC pipe facility closure. The Vinyls segment’s operating results for the first nine months of 2010 were negatively impacted by lower margins for caustic attributable to a significant decline in industry caustic prices.

The statements in this release relating to matters that are not historical facts, including statements regarding the benefits of North American shale gas production and the global competitiveness of North American based ethylene producers, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions and political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC in February 2011.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to net cash provided by operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s third quarter 2011 results will be held Tuesday, November 1, 2011 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (866) 804-6926, or (857) 350-1672 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 64169019.

A replay of the conference call will be available beginning two hours after its conclusion until 1:00 p.m. Eastern Time on Tuesday, November 8, 2011. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 60922534.

The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=4219673 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands of dollars, except per share data)
Net sales	$968,372	$779,677	$2,760,673	$2,376,400
Cost of sales	821,305	644,822	2,278,927	2,057,841

Gross profit	147,067	134,855	481,746	318,559

Selling, general and administrative expenses	29,736	27,509	85,409	77,247

Income from operations	117,331	107,346	396,337	241,312

Interest expense	(12,727)	(11,002)	(38,449)	(28,574)
Other income, net	1,457	622	4,296	1,536

Income before income taxes	106,061	96,966	362,184	214,274

Provision for income taxes	38,131	34,235	129,661	76,954

Net income	$67,930	$62,731	$232,523	$137,320

Earnings per share:
Basic	$1.02	$0.95	$3.50	$2.08
Diluted	$1.01	$0.95	$3.48	$2.07

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2011	December 31, 2010
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$758,939	$630,299
Accounts receivable, net	462,470	362,863
Inventories, net	466,248	450,028
Other current assets	28,596	32,770

Total current assets	1,716,253	1,475,960
Property, plant and equipment, net	1,195,508	1,170,334
Restricted cash	116,729	150,288
Other assets, net	178,689	157,562

Total assets	$3,207,179	$2,954,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$331,562	$323,578
Long-term debt	764,543	764,482
Other liabilities	381,951	361,014

Total liabilities	1,478,056	1,449,074

Stockholders’ equity	1,729,123	1,505,070

Total liabilities and stockholders’ equity	$3,207,179	$2,954,144

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
	(In thousands of dollars)
Cash flows from operating activities
Net income	$232,523	$137,320
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98,244	96,322
Deferred income taxes	19,435	13,292
Other balance sheet changes	(105,849)	(31,953)

Net cash provided by operating activities	244,353	214,981

Cash flows from investing activities
Additions to property, plant and equipment	(111,823)	(51,237)
Proceeds from disposition of assets	2,456	849
Proceeds from repayment of loan to affiliate	763	333
Purchase of investments	(29,877)	—
Settlements of derivative instruments	(331)	7,136

Net cash used for investing activities	(138,812)	(42,919)

Cash flows from financing activities
Capitalized debt issuance costs	(2,540)	(1,419)
Dividends paid	(13,359)	(11,807)
Proceeds from exercise of stock options	5,323	1,280
Repurchase of common stock for treasury	(19)	—
Utilization of restricted cash	33,694	22,625

Net cash provided by financing activities	23,099	10,679

Net increase in cash and cash equivalents	128,640	182,741
Cash and cash equivalents at beginning of period	630,299	245,592

Cash and cash equivalents at end of period	$758,939	$428,333

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands of dollars)
Net external sales
Olefins	$695,674	$555,157	$1,946,069	$1,697,508
Vinyls	272,698	224,520	814,604	678,892

	$968,372	$779,677	$2,760,673	$2,376,400

Income (loss) from operations
Olefins	$105,353	$136,103	$383,376	$305,506
Vinyls	16,123	(24,233)	23,565	(50,049)
Corporate and other	(4,145)	(4,524)	(10,604)	(14,145)

	$117,331	$107,346	$396,337	$241,312

Depreciation and amortization
Olefins	$21,746	$21,662	$64,998	$64,363
Vinyls	10,967	10,395	32,782	31,522
Corporate and other	148	144	464	437

	$32,861	$32,201	$98,244	$96,322

Other income (expense), net
Olefins	$949	$33	$2,033	$107
Vinyls	(303)	329	179	304
Corporate and other	811	260	2,084	1,125

	$1,457	$622	$4,296	$1,536

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH

PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended	Three Months Ended		Nine Months Ended
	June 30,	September 30,		September 30,
	2011	2011	2010	2011	2010
	(In thousands of dollars)
EBITDA	$172,806	$151,649	$140,169	$498,877	$339,170
Less:
Provision for income taxes	46,150	38,131	34,235	129,661	76,954
Interest expense	12,802	12,727	11,002	38,449	28,574
Depreciation and amortization	32,805	32,861	32,201	98,244	96,322

Net income	81,049	67,930	62,731	232,523	137,320
Changes in operating assets and liabilities	(4,937)	47,632	89,429	(7,605)	64,369
Deferred income taxes	8,533	3,486	7,227	19,435	13,292

Net cash provided by operating activities	$84,645	$119,048	$159,387	$244,353	$214,981

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2011 vs.		Third Quarter 2011 vs.
	Third Quarter 2010		Second Quarter 2011
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+27.0%	-2.3%	-2.7%	+10.0%
Vinyls	+32.7%	-11.3%	+4.2%	-6.7%
Company	+28.6%	-4.8%	-0.6%	+4.9%

Average Quarterly Industry Prices (1)

	Quarter Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2010	2010	2011	2011	2011
Ethane (cents/lb)	16.2	21.4	22.1	26.2	26.3
Propane (cents/lb)	25.3	29.8	32.4	35.4	36.4
Ethylene (cents/lb) (2)	38.3	47.3	49.3	57.5	55.6
Polyethylene (cents/lb) (3)	86.7	92.7	96.7	103.7	96.0
Styrene (cents/lb) (4)	55.2	63.3	74.0	76.3	73.3
Caustic ($/short ton) (5)	380.0	451.7	470.0	536.7	570.0
Chlorine ($/short ton) (6)	335.0	335.0	315.0	351.7	348.3
PVC (cents/lb) (7)	64.0	67.7	69.5	77.8	78.2

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North American contract prices of ethylene over the period as reported by CMAI.
(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by CMAI.
(4)	Represents average North American contract prices of styrene over the period as reported by CMAI.
(5)	Represents average North American acquisition prices of caustic soda (diaphragm grade) over the period as reported by CMAI.
(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents average North American contract prices of PVC over the period as reported by CMAI.